P&F INDUSTRIES REPORTS RESULTS FOR THE THREE AND NINE-MONTH PERIODS ENDED SEPTEMBER 30, 2011

MELVILLE, N.Y., November 8, 2011 - P&F Industries, Inc. (NASDAQ: PFIN) today announced its results of operations for the three and nine-month periods ended September 30, 2011.

P&F Industries, Inc. is reporting revenue from continuing operations of $15,050,000 and $42,667,000, respectively for the three and nine-month periods ended September 30, 2011, compared to $14,267,000 and $38,734,000, respectively, for the same periods in 2010. Additionally, for the three and nine-month periods ended September 30, 2011 the Company is reporting income from continuing operations before income taxes of $618,000 and $1,925,000, respectively, compared to income from continuing operations before income taxes of $632,000 and $194,000 for the three and nine-month periods ended September 30, 2010.  For the three and nine-month periods ended September 30, 2011, taxes applicable to income from continuing operations were $57,000, with no tax provision for the same three and nine-month periods in 2010.

During the three-month period ended September 30, 2011, the Company received a payment of approximately $702,000, relating to a dispute over the sale in 2006 of real property. As a result, for the three and nine-month periods ended September 30, 2011, the Company reported income of $680,000 and $652,000, respectively, from discontinued operations before income taxes, compared to a loss from discontinued operations of $49,000 for the three-month period ended September 30, 2010, and income from discontinued operations of $338,000 for the nine-month period ended September 30, 2010. For the three and nine-month periods ended September 30, 2011 taxes on the Company’s results from its discontinued operations were $13,000, with no tax provision for the same three and nine-month periods in 2010.

The Company reported basic and diluted earnings (loss) per common share of:

	For the three month period ended September 30,		For the nine month period ended September 30,
	2011	2010	2011	2010

Basic earnings (loss) per common share
Continuing operations	$0.16	$0.17	$0.52	$0.05
Discontinued operations	0.18	(0.01)	0.17	0.09
Net earnings per common share	$0.34	$0.16	$0.69	$0.14

Diluted earnings (loss) per common share
Continuing operations	$0.15	$0.17	$0.51	$0.05
Discontinued operations	0.18	(0.01)	0.17	0.09
Net earnings per common share	$0.33	$0.16	$0.68	$0.14

Richard Horowitz, the Company’s Chairman of the Board, Chief Executive Officer and President commented, “Despite the on-going sluggish economic conditions encountered during the third quarter of 2011, we were able to increase both revenue and gross margins, when compared to the same period in 2010. I am extremely pleased to report that for the fifth consecutive quarter we have been able to increase total revenue compared to the prior year.”

The Company is reporting third quarter 2011 revenue of $11,182,000 at its Tools segment, compared to $10,609,000 for the same period in 2010.   Hy-Tech, which focuses on the industrial sector of the pneumatic tools market, increased its revenue to $4,010,000 for the third quarter of 2011, compared to $3,368,000 for the same period in 2010.   Revenue increased in all of Hy-Tech’s product lines, except for Thaxton, which only accounted for approximately 2% of its total revenue during the quarter.  Florida Pneumatic’s revenue for the third quarter of 2011 declined 1.0%, to $7,172,000 from $7,241,000 for the same period in 2010.  Revenue from its major retail customer decreased $748,000, when comparing the three-month periods ended September 30, 2011 and 2010, due primarily to promotional product orders not  placed in 2011.  However, this decline was partially offset by an increase of $501,000 in revenue generated at its higher margin, industrial/catalog product lines and an increase of $103,000 in revenue from its automotive product line.  Lastly, the aggregate revenue from Berkley, filters and OEM improved during the third quarter of 2011, compared to the same period in 2010, by $74,000.

Revenue for the Tools group increased to $30,361,000 during the nine-month period ended September 30, 2011, from $27,124,000 for the same nine-month period in 2010.  Hy-Tech’s revenue during the nine-month period ended September 30, 2011 increased $2,276,000, or 22.3%, to $12,498,000.  This increase is due primarily to the strong demand for the ATP products within their distribution channels.  Revenue also increased at one of its major customers by 38% over the nine-month period in 2010.   Additionally, revenue generated from the sale of products primarily marketed to the mining, construction and industrial manufacturing sectors, increased approximately 27%. However, revenue from the sale of its Thaxton products, which for the nine-month period ended September 30, 2011 accounted for approximately 2% of its revenue, declined 29%, when compared to the nine-month period ended September 30, 2010.  During the first nine months of 2011, revenue at Florida Pneumatic increased over the same period in 2010 by $961,000, or 5.7%. This improvement is primarily the result of an increase of $1,272,000, or 33%, in its higher margin industrial/catalog sector, which, for the nine-month period ended September 30, 2011, accounted for approximately 29% of Florida Pneumatics’ revenue, compared to approximately 23% during the same nine-month period in the prior year. Additionally, revenue increased by 40% at Florida Pneumatic’s automotive product line for the nine-month period ended September 30, 2011, compared to the same period a year ago.   Further, revenue also improved at its Berkley, filters and OEM product lines by an aggregate of 12%. However, revenue from its major customer during the nine-month period ended September 30, 2011 decreased 7%, due mostly to reduced levels of orders for promotional and specialty items compared to the same period in 2010.  However, it should be noted that there was an increase in the number of orders for basic items from this customer. This customer accounts for approximately 57% of Florida Pneumatic’s total revenue.

P&F’s Hardware segment, which currently consists of only Nationwide Industries, is reporting third quarter 2011 revenue of $3,868,000, compared to $3,658,000 reported during the same period in 2010.  Revenue from the fence and gate hardware product line increased to $2,545,000 from $2,348,000, when comparing the third quarter of 2011 to 2010.  The Company also reported third quarter 2011 revenue of $685,000 from its kitchen and bath product line, compared to $606,000 in the same period in the prior year.  Further, revenue from its patio product line improved to $218,000, from $187,000, when comparing the three-month periods ended September 30, 2011 and 2010.  However, these improvements were partially offset by a decrease in Nationwide’s OEM product line, where revenue was $420,000 during the three-month period ended September 30 2011, compared to $517,000 in the same period a year ago. Much of the decline in OEM revenue was due to the ongoing weakness in new home construction and sluggish recreation vehicle sales. With fence and gate hardware being the primary contributor to Nationwide’s results, the Company intends to continue to focus its attention on new product development and market expansion in this product area.

Hardware revenue for the nine-month period ended September 30, 2011 improved 6.0% when compared to the same period in 2010, primarily driven by a 13.1% increase in Nationwide’s fence and gate hardware product line.  Nationwide has been able to increase revenue in the fence and gate hardware line, through its efforts to expand both its customer base as well as its product offerings.  However, despite strong marketing efforts put forth in the kitchen and bath and OEM product lines, Nationwide has encountered year-to-date revenue declines of 3.4% and 15.0%, respectively.  Until such time as the overall general economy, in particular home construction and renovation, materially improve, and lower fuel prices return, it is likely we will continue to see weak results in the kitchen and bath and OEM product areas.

Gross margins in the Tools segment for the three-month period ended September 30, 2011 increased to 34.9%, from 32.5% reported during the three-month period ended September 30, 2010, with gross profit increasing $449,000, or 13.0%.  Specifically, when comparing the three-month periods ended September 30, 2011 and 2010, Florida Pneumatic’s gross margin increased 0.4 percentage points, and, its gross profit increased $11,000.  Hy-Tech’s gross margin improved 5.1 percentage points to 41.6%, with gross margin increasing $438,000.    The improvement in gross margin at Hy-Tech is the result of product mix, improved cost of manufacturing and improved manufacturing overhead absorption.

When comparing the nine-month periods ended September 30, 2011 and 2010, gross margin and gross profit generated by our Tools segment improved by 3.2 percentage points, and $2,053,000, respectively. Specifically, gross margins at Florida Pneumatic improved 1.6 percentage points to 33.8%, with gross profit increasing $599,000. The increase in gross margin during the first nine months of 2011, compared to the same period in 2010, is due primarily to Florida Pneumatics’ increase in revenue of its higher margin, industrial/catalog product lines.  For the nine-month period ended September 30, 2011, Hy-Tech increased its gross margin and gross profit 5.1 percentage points, and $1,454,000, respectively, when compared to the same nine-month period in 2010, primarily through product mix, as well as improved cost of manufacturing.

Gross margin and gross profit at the Hardware segment for the three-month period ended September 30, 2011, improved by 2.8 percentage points and $179,000, respectively, compared to the same period in 2010. During the three-month period ended September 30, 2010, as a result of banking issues with the lenders under our previous credit facility, Nationwide had to, among other things, delay certain inventory purchases, which in turn caused us to incur excessive in-bound air and sea freight in order to meet its customers commitments.  As a result, Nationwide’s cost of goods sold during the third quarter of 2010 was adversely affected.  However, the improvements in Nationwide’s gross margin have been partially offset by increases in product costs.

During the nine-month period ended September 30, 2011, Nationwide’s gross margin and gross profit increased 1.9 percentage points and $489,000, respectively, when compared to the same period in 2010.  Gross margin improved to 39.2% for the nine-month period ended September 30, 2011 from 37.3% reported for the same nine-month period in 2010. Key factors contributing to these increases were, as discussed above, lower overall in-bound freight costs in 2011 compared to 2010, partially offset by higher product cost in 2011.

For the three-month period ended September 30, 2011 the Company reported that its selling, general and administrative expenses were $4,581,000, compared to $3,845,000 for the three-month period ended September 30, 2010.  Significant line items contributing to this change were expenses, such as commissions, freight out, travel and entertainment, advertising and warranty costs aggregating $186,000, which increased primarily due to higher revenue.  Additionally, compensation, which includes wages, associated payroll taxes, employee benefits and accrued performance-based bonus incentives increased $463,000, due in part to the reinstatement in January 2011 of wage and benefit reductions that were put in effect company-wide in April 2009.  Depreciation and amortization costs also increased $46,000, due primarily to amortizing certain costs incurred in connection with the credit agreement entered into with Capital One Leverage Finance in October 2010. Lastly, amortization of non-cash stock-based compensation expense increased by $39,000, when comparing the three-month periods ended September 30, 2011 and 2010.

Selling, general and administrative expenses for the nine-month period ended September 30, 2011 were $13,458,000, or 31.5% of revenue, compared to $12,246,000 or 31.6% of revenue, incurred during the same period in 2010.  As the result of revenue increasing more than $3,900,000, variable expenses, which include commissions, freight out, travel and entertainment, advertising and warranty costs increased an aggregate amount of $379,000. Additionally, compensation, which includes wages, associated payroll taxes, employee benefits and accrued company-wide performance-based bonus incentives, increased $1,248,000, due in part to the reinstatement in January 2011 of wage and benefit reductions, as well as improved net earnings, which drives the accrued performance-based bonus.  Depreciation and amortization costs also increased $131,000, due primarily to amortizing certain costs incurred in connection with the credit agreement entered into with Capital One Leverage Finance in October 2010. Amortization of non-cash stock-based compensation expense increased by $56,000, when comparing the nine-month periods ended September 30, 2011 and 2010. These increases were partially offset by decreases in legal and other professional fees of $672,000.

The Company’s interest expense of $170,000 for the three-month period ended September 30, 2011, reflects a decrease of $94,000, or 35.6%, when compared to interest expense of $264,000 incurred for the same period in the prior year. The most significant change included in interest expense this quarter was a reduction in our short-term revolver borrowings during the comparative three-month periods.  This reduction in borrowings, along with lower interest rates, resulted in interest expense attributable to short-term borrowing decreasing  to $61,000 during the three-month period ended September 30, 2011, from $153,000 incurred during the same period in 2010.  Additionally, during the three-month period ended September 30, 2011 the Company paid $89,000 in interest applicable to the new term loan. This reflects an increase of $50,000 when compared to the interest paid on the term loan to its former banks during the same three-month period in 2010.  Further, the Company reported that in 2010 it had received a tax refund of $3,455,000, of which $1,989,000 was used to pay down this term loan.  Additionally, in connection with the Company entering into a credit agreement in October 2010 with Capital One Leverage Finance, it paid, in their entirety, the two mortgages with Wachovia Bank, pertaining to the premises in Jupiter and Tampa Florida.  Thus, there is no mortgage interest expense incurred during the three-month period ended September 30, 2011, compared to $20,000 in the same period in 2010.  Other items included in interest expense during the three-month period ended September 30, 2011 are approximately $11,000 of interest attributable to the balance owed to the sellers of Hy-Tech, $5,000 of interest on the loan from the Company’s Chief Executive Officer, and $5,000 of interest to an unrelated third party.

Interest expense for the nine-month period ended September 30, 2011 was $589,000, compared to $990,000 for the same period in 2010.  Interest on short-term borrowings during the nine-month periods ended September 30, 2011 and 2010 was $249,000 and $585,000, respectively. This reduction of $336,000 is due to lower interest rates in 2011 compared to interest rates in effect during the same period in 2010, as well as lower average short-term borrowings. Additionally, as noted above, we paid in their entirety, two mortgages in October 2010. As a result, there was no interest expense in 2011 attributable to these mortgages, whereas we incurred $63,000 during the nine-month period ended September 30, 2010.  Interest expense on our term loan was $269,000, compared to $200,000 in the same period in 2010. Other items included in our interest expense during the nine-month period ended September 30, 2011 include approximately $34,000 of interest attributable to the balance owed to the seller of Hy-Tech, $15,000 of interest on the loan from the Chief Executive Officer and $23,000 of interest to an unrelated third party.

During the three and nine-month periods ended September 30, 2011 P&F recorded a $57,000 income tax provision for federal alternative minimum tax and various state taxes.  Additionally, the Company has provided a partial valuation allowance on its net deferred tax assets.

OTHER INFORMATION

P&F Industries has scheduled a conference call for today, November 8, 2011, at 11:00 A.M., Eastern Time to discuss its third quarter of 2011 results.  Investors and other interested parties can listen to the call by dialing 877-641-0093, or via a live web cast accessible at www.pfina.com. To listen to the web cast, please register and download audio software at the site at least 15 minutes prior to the call.  For those who cannot listen to the live broadcast, a replay of the call will also be available on the Company’s web-site beginning on or about November 10, 2011.

P&F Industries, Inc., through its two wholly owned operating subsidiaries, Continental Tool Group, Inc. and Countrywide Hardware, Inc., manufactures and/or imports air-powered tools sold principally to the industrial, retail and automotive markets, as well as various residential hardware such as, fencing hardware, door and window hardware, and kitchen and bath hardware.  P&F’s products are sold under their own trademarks, as well as under the private labels of major manufacturers and retailers.

This is a Safe-Harbor Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those related to the Company's future performance, and those contained in the comments of management, are based upon the Company’s historical performance and on current plans, estimates and expectations, which are subject to various risks and uncertainties, including, but not limited to, the strength of the retail, industrial, housing and other markets in which the Company operates, the impact of competition, product demand, supply chain pricing, the Company’s debt and debt service requirements and those other risks and uncertainties described in the reports and statements filed by the Company with the Securities and Exchange Commission, including, among others, those described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010. These risks could cause the Company’s actual results for the 2011 fiscal year and beyond to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

P&F Industries, Inc.
Joseph A. Molino, Jr.
Chief Financial Officer
631-694-9800
www.pfina.com

P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands)	September 30, 2011	December 31, 2010
	(Unaudited)	(Audited)
Assets
Cash	$500	$874
Accounts receivable - net	8,819	6,986
Inventories - net	17,741	18,430
Deferred income taxes - net	233	233
Prepaid expenses and other current assets	748	417
Assets of discontinued operations	23	23

Total current assets	28,064	26,963

Net property and equipment	11,136	11,771
Goodwill	5,150	5,150
Other intangible assets - net	2,037	2,300
Deferred income taxes - net	1,874	1,874
Other assets - net	618	837
Total assets	$48,879	$48,895

Liabilities and Shareholders’ Equity
Short-term borrowings	$5,721	$9,996
Accounts payable	3,168	1,673
Accrued liabilities	3,923	3,115
Liabilities of discontinued operations	32	27
Current maturities of long-term debt	979	406

Total current liabilities	13,823	15,217

Long-term debt, less current maturities	5,711	6,973
Liabilities of discontinued operations	296	306

Total liabilities	19,830	22,496

Total shareholders' equity	29,049	26,399

Total liabilities and shareholders' equity	$48,879	$48,895

P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF INCOME

	Three months ended September 30,		Nine months ended September 30,
(In thousands)	2011	2010	2011	2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net revenue	$15,050	$14,267	$42,667	$38,734
Cost of sales	9,681	9,526	26,695	25,304
Gross profit	5,369	4,741	15,972	13,430
Selling, general and admin expenses	4,581	3,845	13,458	12,246
Operating income	788	896	2,514	1,184
Interest expense	170	264	589	990
Income from continuing operations before income taxes	618	632	1,925	194
Income taxes	57	--	57	--
Net income from continuing operations	561	632	1,868	194

Income (loss) from discontinued operations (Net of tax expense of $13 for the three and nine-month periods ended September 30, 2011 and zero for the three and nine-month periods ended September 30, 2010.)	667	(49)	639	338
Net income	$1,228	$583	$2,507	$532

###  End  ###